Rule 424(b)(2)
			Registration Nos. 333-50197
	NASD File No. 961029005
	Cusip #: 52517PPJ4

AMENDMENT TO PRICING SUPPLEMENT NO. 335
Trade Date: August 13, 1998 to Prospectus
Supplement dated May 4, 1998
and Prospectus dated May 4, 1998

	 LEHMAN BROTHERS HOLDINGS INC.
        	  Medium-Term Notes, Series E
                  		(Fixed Rate)

Due from Nine Months to 30 Years from Date of Issue

Pricing to Public:  100%

Agent's Commission: .00%

Original Issue Date: 08/18/98

Interest Rate Per Annum:  5.880%

Interest Payment Dates:  2/15/99, 8/16/99, 2/15/99 and maturity

Maturity Date:  08/18/00

These Notes, issued under Pricing Supplement No. 335, may be sold in minimum denominations of $1,000, or any amount in excess thereof which is an integral multiple of $1,000.

The aggregate principal amount of proceeds of this offering is $20,947,500 representing a face amount of $21,000,000 and relates only to Pricing Supplement No. 335. Medium-Term Notes, Series E are not limited as to a total amount authorized. To date, including this offering, an aggregate of $15,887,204,288 Medium-Term Notes, Series E has been issued and an aggregate $10,911,844,288 are outstanding.


The Agent has purchased the Notes as principal in this transaction and may resell any of such Notes to another broker/dealer (acting as principal for the purposes of resale) at a discount, which may vary from the discount received by the Agent in such transaction.


	Lehman Brothers Holdings



						By:________________________
							Name: Marc A. Silverman
							Title: Treasurer